EXHIBIT 23(i)



                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
Banknorth Group, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 for the 1994 Deferred Compensation Plan for Directors and Selected Executives of Banknorth Group, Inc. and Participating Affiliates (Amended and Restated July 1, 1997) of our report dated January 24, 1997, relating to the consolidated balance sheets of Banknorth Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K, as amended by Form 10-K/A, of Banknorth Group, Inc. Our report refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," and Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."


                                       /s/ KPMG Peat Marwick LLP


Albany, New York
October 16, 1997